Exhibit 4.3
Incorporated Under the Laws of the State of Nevada

PA-	(shares)
White Mountain Titanium Corporation
Series A Convertible Preferred Stock
Par Value $0.001 Per Share
Total Authorized Issue 120,000,000 Shares

100,000,000 Shares Authorized Common	20,000,000 Shares Authorized Preferred
This is to Certify that                                                                                                      is the owner of                                                                                                                                                         fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.
Witness, the seal of the Corporation and the signature of its duly authorized officers.
Dated:

Michael Kurtanjek, President	Brian Flower, Secretary